SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
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JLG INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)



(Name of Person(s) Filing Proxy Statement)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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          pursuant to Exchange Act Rule 0-11:
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      Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
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     the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or
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October 8, 1996



Dear Fellow Shareholder:

The Annual Meeting of Shareholders of JLG Industries, Inc. will be held on Monday, November 18, 1996, at 4:30 p.m. at the Company's headquarters in McConnellsburg, Pennsylvania. The Board of Directors and management urge you to attend this Meeting to give us the opportunity to meet you personally, to update you on recent developments, and to review the Company's operations and financial performance for the 1996 fiscal year. In addition, we will present our strategic plans for the future, share with you our outlook for fiscal 1997, and provide time to answer your questions.

At the Meeting you will be asked to elect eight directors and to ratify the selection of independent auditors for the ensuing year. You will also be asked to ratify an earlier amendment and consider a proposed amendment to the Company's Articles of Incorporation to increase the Company's authorized capital stock to one hundred million shares.

We hope that you will be able to attend the Meeting in person. Whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the postage-paid return envelope provided. It is important that your shares are represented and voted at the Meeting.

On behalf of the Board of Directors, I wish to thank you for your cooperation and continued support.

Sincerely,

JLG INDUSTRIES, INC.




L. David Black
Chairman of the Board,
President and Chief Executive Officer






	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

 	Monday, November 18, 1996



The Annual Meeting of Shareholders of JLG Industries, Inc. will be held at the Company's headquarters in McConnellsburg, Pennsylvania, on Monday, November 18, 1996, at 4:30 p.m. for the following purposes:

1. To elect a board of eight directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified.

2. To ratify the selection of independent auditors for the 1997 fiscal year.

3. To ratify an earlier amendment and consider a proposed amendment to the Company's Articles of Incorporation to increase the Company's authorized capital stock to one hundred million (100,000,000) shares.

4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has designated the close of business on October 1, 1996, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and any adjournments thereof.

It is important that your shares are voted at the Annual Meeting. Whether or not you plan to attend in person, we urge you to take a moment now to exercise your right to vote by signing, dating and mailing the proxy card(s) found in the address pocket of the mailing envelope. If you hold shares in more than one account, then you will receive more than one card. Please sign, date and mail each card received to assure that all of your shares will be represented and voted at the Annual Meeting. Your proxy is revocable up to the time it is voted, and you may vote in person at the Annual Meeting even though you have previously submitted your proxy.

A copy of the Company's 1996 Annual Report to Shareholders is enclosed for your review.


Charles H. Diller, Jr.
Secretary





	JLG INDUSTRIES, INC.
	JLG Drive
	McConnellsburg, PA 17233


	PROXY STATEMENT


	FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 18, 1996


	GENERAL

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of JLG Industries, Inc. (the "Company") of proxies to be voted at the 1996 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters in McConnellsburg, Pennsylvania on November 18, 1996.

A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting, a proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting, a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Annual Meeting prior to the close of voting.

All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, the officers, directors, or other employees of the Company, as yet undesignated, and without compensation other than their regular compensation, may solicit proxies in person or by other appropriate means if authorized and if deemed advisable. The Company has also engaged the proxy soliciting firm of D.F. King & Co., Inc. for a fee not to exceed $12,000 plus out-of-pocket expenses.


As of October 1, 1996, the record date for the Annual Meeting as set by the Board of Directors, there were 43,544,034 shares of Capital Stock issued and outstanding. Each share of Capital Stock entitles the holder to one vote at the Annual Meeting. There are no other voting securities of the Company.





	This Proxy Statement is dated October 8, 1996.




		ELECTION OF DIRECTORS

The persons named in the following table have been nominated by the Board of Directors for election as directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified. Directors are elected by a plurality of the votes cast.

Nominees for Directors

                            Director Background
Name                    Age  Since   Information
L. David Black           59  1990    Chairman of the Board, President and Chief
                                     Executive Officer; prior to 1993,
                                     President and Chief Executive Officer.
                                     Director, Columbus McKinnon Corporation.

Charles H. Diller, Jr.   51  1984    Executive Vice President and Chief
                                     Financial Officer.

George R. Kempton        62  1993    Chairman of the Board and Chief Executive
                                     Officer, Kysor Industrial Corporation,
                                     Director, Simpson Industries, Inc.

James A. Mezera          66  1984    Mezera and Associates, Inc., a management
                                     consulting firm; prior to 1996, Vice
                                     President, Komatsu Dresser Copmpany.

Gerald Palmer            51  1994    President, Technical Services Division,
                                     Caterpillar, Inc.; Prior to 1992, Director of technical Services, Technical Services
                                     Division, Caterpillar, Inc.

Stephen Rabinowitz       53  1994    President and Chief Executive Officer,
                                     General Cable Corporation; prior to 1994,
                                     President, AlliedSignal Braking Systems,
                                     AlliedSignal, Inc.; prior to 1993, Vice
                                     President and Group Executive, GE
                                     Electrical Distribution and Control,
                                     General Electric Company.

Thomas C. Wajnert        53  1994    Chairman of the Board and Chief Executive
                                     Officer, AT&T Capital Corporation.

Charles O. Wood, III     58  1988    President, Wood Holdings, inc., a private
                                     investment firm. Chairman of the Board, Boston Private Bancorp.

Each nominee for director listed above has been employed in the capacity noted for more than five years, except as indicated. There are no family relationships among any of the above-named directors.



Board of Directors

The Company's Board of Directors held six meetings during the 1996 fiscal year. During that time, each director attended at least seventy-five percent of the aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which he served.

The Board of Directors has established Audit, Compensation and Nominating Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 1996 fiscal year are described below.

The Audit Committee, currently consisting of Messrs. Kempton (Chairman), Palmer, Rabinowitz, and Wajnert, who are all outside directors, met two times during the 1996 fiscal year. Its functions include recommending the selection of the independent auditors; conferring with the independent auditors and reviewing the scope and fees of the prospective annual audit and the results thereof; reviewing the Company's annual report to shareholders and annual filings with the Securities and Exchange Commission; reviewing the adequacy of the Company's internal audit function, as well as the accounting and financial controls and procedures; and approving the nature and scope of nonaudit services performed by the independent auditors.

The Compensation Committee, currently consisting of Messrs. Mezera, Rabinowitz, Wajnert and Wood (Chairman), who are all outside directors, principally evaluates the performance of the Chief Executive Officer; reviews his evaluation of the other officers' performance; recommends compensation arrangements for all officers of the Company, including salaries, bonuses and other supplemental compensation programs; administers the Company's stock incentive plan; and reviews all other officer-related benefit plans. The Compensation Committee held three meetings during the 1996 fiscal year.

The Nominating Committee, currently consisting of Messrs. Kempton, Mezera (Chairman), Palmer, and Wood, who are all outside directors, held two meetings during fiscal 1996. The Nominating Committee is responsible for identifying and recommending to the Board appropriate areas of expertise to be represented on the Board; seeking out qualified candidates to fill Board positions; reviewing and recommending the slate of directors to be submitted for election by the shareholders at each annual meeting; recommending to the Board appropriate deadlines for receiving shareholder nominations of directors and reviewing any such shareholder nominations to determine whether they comply with substantive and procedural requirements; and evaluating the performance of current directors. Nominations, other than those by or at the direction of the Board, may be made pursuant to written notice received by the Secretary of the Company at the principal executive offices of the Company no later than ninety days prior to the anniversary date of the previous year's annual meeting.
Such notice must be accompanied by written statements signed by each person so nominated setting forth all information in respect of such person required that would be required by Rule 14a-3 promulgated by the Securities and Exchange Commission if such person has been nominated by the Board of Directors and stating that such person consents to such nomination and consents to serve as director of the Company if elected.

Directors, who are not employees of the Company, receive compensation for their services as directors. Each such director currently receives a $16,000 annual retainer and each committee chairman a $1,000 annual retainer for service as a committee chairman. In addition, each such director receives $1,000 and $850, respectively, for each Board meeting or committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings and for other services rendered as a director.
 Directors, who are employees of the Company, do not receive additional compensation for services as a director.

The JLG Industries, Inc. Directors Stock Option Plan provides for annual grants to each non-employee director of an option to purchase 6,000 shares of the Company's Capital Stock provided the Company earned a net profit, before extraordinary items, for the prior year.

The Company has a Directors' Deferred Compensation Plan which entitles each eligible director to defer the receipt of fees payable for services as a director. Any director, who is not an employee of the Company, is eligible to participate in the plan. Mr. Mezera elected to participate in the plan during fiscal 1996. Payments deferred under the plan accrue interest at the prime rate in effect from time to time.

VOTING SECURITIES AND PRINCIPAL HOLDERS


The following table sets forth, as of September 27, 1996, the beneficial ownership of the Company's Capital Stock by (i) each director or nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation", and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.



                               Amount and Nature of Beneficial Ownership
                                                Acquirable
Name of Person                    Currently     Within 60    Percent of
or Group (1)                      Owned (2)        Days      Class (3)
Charles O. Wood, III               393,000 (4)    66,000      1.0%
Charles H. Diller, Jr.             173,838        55,200
L. David Black                     140,154 (5)   197,802
Raymond F. Treml                   132,121        29,400
Rao G. Bollimpalli                  56,867        27,798
James A. Mezera                     36,000        42,000
Michael Swartz                      31,403        18,996
George R. Kempton                   30,000        42,000
Stephen Rabinowitz                  12,000        47,064
Thomas C. Wajnert                   12,000        18,000
Gerald Palmer                       12,000        46,992
All directors and executive
officers as a group (11 persons) 1,029,383       519,252     3.7%


(1)	The address of each of the named persons is in care of JLG Industries,
    Inc., 1 JLG Drive, McConnellsburg, PA 17233.
(2)	Each person listed has advised the Company that, except as otherwise indicated, such person has sole voting and sole investment power with respect to the shares indicated, except for certain shares as follows where each person has voting but not investment power: Mr. Black, 41,554; Mr. Diller, 36,306; Mr. Swartz, 28,299; Mr. Treml, 26,429; Mr. Bollimpalli, 23,993: and all directors and executive officers as a group, 156,581.
(3)	Percentages are not shown where less than 1.0%.
(4)	Includes 33,000 shares owned by a family trust.
(5) Includes 3,600 shares owned by spouse.

The following table sets forth the only stockholders known to the Company, as of September 27, 1996, to be beneficial owners of more than five percent of the outstanding shares of the Company's Capital Stock, based solely upon information supplied by such shareholders in filings with the Commission on a
Schedule 13D or a Schedule 13G.
                                     	Amount and
 	                                    Nature of	        Percent of
Name and Address	               Beneficial Ownership	     Class
Dimensional Fund Advisors	           2,306,400(1)	         5.4
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

(1) As reflected in a report on Schedule 13G dated February 7, 1996 filed by Dimension Fund Advisors Inc., a registered investment advisor, which shares are held in portfolios of DFA Investment Dimensions Group Inc. and the DFA Investment Trust Company, registered open-end investment companies, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimension Fund Advisors Inc. serves as investment manager.

EXECUTIVE COMPENSATION

Executive Compensation Policies

The Company's executive compensation programs are designed to retain or attract qualified executives to manage implementation of the Company's business plans and to provide appropriate incentives, based principally on objective criteria, that link compensation to Company performance. The Compensation Committee, which is composed entirely of non-employee directors, reviews executive compensation levels annually and recommends for Board consideration an annual compensation package for each executive officer comprised of base salary and target cash bonuses pursuant to a management incentive plan. The target cash bonuses are awarded on the basis of individual performance objectives and the Company's achieving targeted levels of return on average shareholders' equity and other performance objectives. The Committee also determines annually for each executive officer appropriate levels of stock options or other stock-based awards under the Company's Stock Incentive Plan. In granting stock options, the Committee considers the cash value of such awards based on the Black-Scholes valuation method. The Committee believes the stock-based awards provide incentives for executive management to promote long-term shareholder value.

Total compensation available in the combined package for each officer will generally be set based on the Company's financial condition, performance objectives correlated to the Company's annual business plan and comparisons to the preceding year's package. The Committee also evaluates compensation levels for comparable positions reflected in survey data provided by the Committee's independent compensation consultant. The consultant seeks to compile survey data drawn from a broad group of industrial companies of roughly comparable revenue size, with approximately comparable officer positions and responsibilities. In considering all of these factors, the Committee seeks to set base salaries generally equivalent to median levels reflected in the survey data. In setting performance-based compensation, the Committee seeks to provide Company executives with the opportunity to earn total compensation generally at or exceeding the 75th percentile levels reflected in the survey data. The Committee believes that the market for skilled senior management is not limited to capital equipment manufacturers and that a broad industry comparison offers a better basis for establishing annual compensation packages than comparison to executive compensation paid by firms included in the Peer Industry Group identified in the Performance Graph included in this Proxy Statement.

Compensation for Fiscal Year 1996

Compensation paid to the Company's executive officers for fiscal year 1996 consisted of a base salary and a year-end cash bonus. The Committee also awarded stock options and restricted share awards under the Company's Stock Incentive Plan.


In fiscal 1996, the Company reported record sales and profits for the third consecutive year, and the Company's share price increased three-fold, adjusted for the October, 1995 two-for-one stock split and the July, 1996 three-for-one split. Based on this performance, the Committee recommended and the Board approved the maximum cash bonuses allowable under the Company's management incentive plan.The fact that the Company's return on average shareholders' equity for fiscal 1996 substantially exceeded the top target contemplated for that measure in the management incentive plan, also prompted the Committee to consider and approve awards of restricted shares for executive officers. These awards, together with stock options granted in fiscal 1996 brought total direct compensation for Company executives to generally between the 50th and 75th percentile of survey data.


In retrospect, however, the Committee found that fiscal 1996 base salaries for Company executives were generally below the median of survey data compiled from companies with revenues comparable to the Company's actual fiscal 1996 performance. When the Committee recommended these base salaries at the beginning of fiscal 1996, it did so, in part, based on survey data that compared companies with revenues approximately comparable to the Company's fiscal 1995 performance, rather than its forecasted fiscal 1996 performance.
In recommending base salaries for fiscal year 1997, the Committee again evaluated survey data for companies comparable to the Company's prior fiscal year performance, but the Committee also considered the possible impact of forecasted revenue growth. Within this framework the Committee also considered Mr. Black's recommendation for other officers based on his assessment of those officers' successes in meeting individual performance objectives and their relative contributions to the Company's accomplishments.

Chief Executive Officer Compensation

The Committee continues to share great confidence in Mr. Black's leadership of the Company. During fiscal 1996, apart from the Company's financial results, Mr. Black spearheaded the largest roll-out of new products in the Company's history, moved to acquire additional manufacturing capacity, focused energies on expanding international markets, and successfully implemented the strategic divestiture of the Company's Materials Handling Division.

In view of this performance, the Committee, recommended and the Board approved a 17% increase in Mr. Black's salary for fiscal 1997 from $300,000 to $350,000. The Committee also recommended and the Board approved payment to Mr. Black of a $354,400 cash bonus for fiscal 1996 which was the maximum target under the management incentive plan. In awarding the bonus, the Committee considered Mr. Black's performance in relation to the criteria under the management incentive plan. In setting the maximum bonus target, the Committee considered survey data provided by the Committee's compensation consultant. With the bonus, Mr. Black's total cash compensation was somewhat above the survey median. Without the bonus, his cash compensation would have been substantially below the median.

The Committee also awarded Mr. Black options to acquire 55,780 shares of Common Stock, with an exercise price equal to the market price on the date the options were granted, and a bonus of 15,290 restricted shares. The options become exercisable and the restricted shares vest ratably over the next three years subject to Mr. Black's continuing employment with the Company. With the options and restricted shares, Mr. Black's total direct compensation somewhat exceeded the 75th percentile of the survey data provided by the Committee's compensation consultant. In determining the number of options and restricted shares awarded Mr. Black, the Committee based its decision on Mr. Black's performance.

Discussion of Corporate Tax Deduction for Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code Section of 1986 (the "Code"), precludes a public corporation from taking a tax deduction in any year for compensationin excess of $1 million paid to its chief executive officer or any
of its four other highest-paid executive officers.   The $1 million annual
deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder.

The Committee believes that the Company and executive performance are the most determinative factors with respect to all components of executive compensation other than base salaries. Both bonuses under the current Management Incentive Plan and awards under the Company's Stock Incentive Plan of restricted shares for fiscal 1995 and 1996 were determined by the Committee based on performance criteria. However, neither of these compensation components met the technical performance-based criteria required by Code Section 162(m) for exclusion from the deduction limit. Compensation expenses in respect of stock options granted under the Company's Stock Incentive Plan will be excluded from the deduction limit.

In fiscal 1996, the Company's highest-paid executive, Mr. Black, received cash compensation totalling $654,000. Thus, in fiscal 1996 the deduction limit did not effect the Company, and as a general matter, the Committee does not anticipate that cash compensation (including bonuses) paid to any of the five highest-paid executive officers in any year in the near future will approach $1 million. However, there is the possibility that, if the Company's stock price appreciates substantially, vesting of restricted shares that do not meet the requirements of Section 162(m) could cause the threshold to be exceeded for years subsequent to fiscal 1996.

Accordingly, the Committee will continue to monitor this matter and, if warranted and consistent with compensation objectives, will consider modifications to the Management Incentive Plan and/or future restricted share awards under the Company's Stock Incentive Plan to maximize the Company's tax deduction with respect to such compensation.

This report is submitted by the Compensation Committee of the Board of Directors.

James A. Mezera
Stephen Rabinowitz
Thomas C. Wajnert
Charles O. Wood, III

September 4, 1996

The following tables and narrative identify the Company's executive officers and set forth compensation information for the Company's Chief Executive Officer and its four most highly compensated executive officers (the "named executive officers") as of the end of the 1996 fiscal year.

Summary Compensation Table
                                                                           Long Term
                                                                         Compensation
                              Annual Compensation                           Awards
Name, age and                                       Other           Restricted                All
Principal                                           Annual          Stock                    Other
Position (1)               Year Salary   Bonus (2)  Compensation(3) Awards(4)   Options   Compensation(5)
L. David Black, 59         1996 $300,000 $354,406                   $282,865      55,810     $14,713
Chaiman of the Board       1995  253,008  177,106                     94,438      95,400       8,312
President and Chief        1994  230,016  120,750                                 46,000      13,806
Executive Officer

Charles H. Diller, Jr., 51 1996  180,000  189,000                   150,775      22,105      13,845
Executive Vice             1995  165,000   99,000                    36,104      28,800      12,249
President and Chief        1994  150,000   75,000                                21,600      12,557
Financial Officer

Michael Swartz, 51         1996  145,608  152,900                   122,008       8,335      14,749
Senior Vice                1995  133,608   66,804                    24,369      13,800      16,233
President-Marketing        1994  126,000   50,000                                14,400      10,556

Raymond F. Treml, 56       1996  133,008  122,200                    97,495       7,605      14,998
Senior Vice                1995  122,016   61,008                    22,276      12,600      12,358
President-                 1994  115,008   42,996                                13,200      13,292
Manufacturing

Rao Bollimpalli, 58        1996  120,000  110,300                    87,968       6,865      14,701
Senior Vice                1995  110,016   55,008                    20,070      11,400      13,888
President-Engineering      1994  105,000   32,732                                 6,000       7,636

(1)  Business background of Mr. Black and Mr. Diller is discussed above under the heading "Election of Directors".  Each of Mr. Swartz, Mr. Treml and
     Mr. Bollimpalli has served in his present position with the Company for more than five years.
(2)  Reflects bonuses earned during the fiscal year, but paid during the following fiscal year.
(3) Excludes the value of perquisites and other personal benefits. The incremental cost to the Company of providing such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any of the named executive officers.
(4) The restricted shares were awarded September 4, 1996 with respect to the fiscal year ended July 31, 1996 and September 6, 1995 with respect to the fiscal year ended July 31, 1995. Total restricted shares held and the aggregate market value at July 31, 1996 for the Named Executive Officers were as follows: Mr. Black, 30,290 shares valued at $560,365; Mr. Diller, 13,946 shares valued at $258,001; Mr. Swartz, 10,507 shares valued at $194,380; Mr. Treml, 8,846 shares valued at $163,651; and Mr.
     Bollimpalli, 7,977 shares valued at $147,575.  Dividends are payable on the restricted shares and vesting of the awards is in three equal annual installments beginning one year following the date of grant.
(5)	 For fiscal 1996, includes payments pursuant to the Company's Supplemental
     Medical Care Reimbursement Plan for its named executive officers to reimburse medical expenses incurred by them or their dependents and not paid by other employee benefit plans (Mr. Black $1,334; Mr. Diller
     $1,807; Mr. Swartz $1,354; Mr. Treml $2,334; and Mr. Bollimpalli $793), and contributions to the Company's discretionary, defined contribution retirement plan (Mr. Black $9,395; Mr. Diller $9,204; Mr. Swartz $11,290;
     Mr. Treml $9,214; and Mr. Bollimpalli $10,685).

Stock Options/SAR Grants in Last Fiscal Year
                                                                               Potential Realizable
                                                                               Value at Assumed Annual
                                                                               Rates of Stock
                                                                               Price Appreciation
                                  Individual Grants                            for Option Term(3)
                                  % of Total
                                  Options
                       Options/   Granted to
                       SAR's      Employees
                       Granted    in Fiscal  Base Price     Expiration
Name                   (1)        Year       Per Share      Date (2)                5%            10%
L. David Black         55,810      34%       $14.75        July 23, 2006        $858,612    $1,854,803
Charles H. Diller, Jr. 22,105      13         14.75        July 23, 2006         340,075       734,643
Michael Swartz	         8,335       5         14.75        July 23, 2006         128,230       277,007
Raymond F. Treml	       7,605       5         14.75        July 23, 2006         117,000       252,746
Rao Bollimpalli        	6,865       4         14.75        July 23, 2006         105,615       228,153

(1)	   Consists solely of options to purchase shares of Capital Stock.
(2)	   Options become exercisable in equal amounts over a three year period beginning July 24, 1996. To the extent not already exercisable, the options generally become exercisable upon a change in control. A change in control means either (i) any person or group becomes the beneficial owner of 25% or more of the voting power of the Company's Capital Stock;
       or (ii) the election within a twelve-month period of three or more directors whose election is not approved by the majority of the Board of Directors; or (iii) the incumbent directors cease to be a majority of the Board of Directors.
(3)	   The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation in the market price of the Capital Stock over the terms of the options.
       The potential realizable value to all shareholders using the specified
       5% and 10% rates of appreciation and the outstanding shares at September 27, 1996 would be $669,616,262 and $1,446,528,339, respectively. The Company's use of these hypothetical appreciation rates specified by the Securities and Exchange Commission should not be construed as an endorsement of the accuracy of this method of valuing options. The value realized by the holders of the options will depend upon the actual performance of the Capital Stock over the term of the options.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values
                                                                                 Value of Unexercised
                                                     Number of Enexercised       In-the-Money
                                                     Options                     Options
                   Shares Acquired                   At Fiscal Year End (1)      At Fiscal Year End (2)
Name                on Exercise   Value Realized  Exercisable  Unexercisable   Exercisable  Unexercisable
L.David Black	         45,996       $275,056      197,802      285,412         $3,210,799   $3,829,035
Charles H. Diller, Jr.	45,600        316,208       55,200      110,905            876,888    1,500,358
Michael Swartz	        26,400        429,332       18,996       55,939            283,313      790,948
Raymond F. Treml 	     61,200        487,856       29,400       53,205            468,096      759.187
Rao Bollimpalli	       36,000        278,300       27,798       50,467            444,242      727,465

(1)  	The Company does not have any outstanding stock appreciation rights.
(2)  	Value is calculated based on the difference between the option exercise price and the closing market price of the Company's Capital Stock on July 31, 1996, multiplied by the number of shares underlying the option.

Compensation Pursuant to Plans


The Company maintains a non-qualified defined benefit plan that provides for payments, following retirement or in other specified circumstances, equal to the average of the officer's base salary plus cash bonus for the two calendar years in which the sum is the highest, multiplied by 65% for Mr. Black, 60% for Mr. Diller and 55% for Messrs. Swartz, Treml and Bollimpalli; offset, however, by the actuarial equivalent of benefits provided to the officer in conjunction with the Company's contribution to other employer sponsored retirement plans, the actuarial equivalent of retirement benefits provided by previous employers of the officer; and 50% of the officer's social security benefit.
The retirement benefit is payable in the form of a ten year certain life annuity, with options for a joint and survivor annuity and an actuarial equivalent lump sum payout. The officer may elect to receive a reduced retirement benefit in the case of early retirement. The plan provides for 25% vesting per year after two years of service, with full vesting after five years of service. The plan also provides a separate retiree medical benefit to the officers, together with their spouse and eligible dependents. Based on their annual compensation through the end of the Company's 1996 fiscal year, the offsetting benefits identified in the Plan and assuming normal retiremment age has been attained,the named executive officers would be entitled to annual payments under the plan as follows: Mr. Black, $357,000; Mr. Diller, $114,000; Mr. Swartz, $89,000; Mr. Treml, $83,000; and Mr. Bollimpalli $76,000.


The Company also maintains an executive severance plan which will provide a severance benefit of three times the aggregate of base salary and cash bonus for Mr. Black and two times the aggregate of base salary and cash bonus for Messrs. Diller, Swartz, Treml and Bollimpalli, with base salary and cash bonus being the amounts paid the officer for the final twelve calendar months of employment. The severance benefit is payable in the form of a lump sum upon involuntary termination of employment by the Company, unless the termination is for one of the specified reasons which includes disloyalty or conviction of a felony. The severance benefit is also payable upon certain terminations in
connection with a change of control.   No severance benefit is payable if the
officer is entitled to a retirement benefit under the supplemental executive retirement plan, except in connection with a change of control.

Performance Graph

The following graph compares the cumulative return on the Company's Capital Stock over the past five years with the cumulative total return on shares of companies comprising a NASDAQ market index and a peer industry group consisting of companies manufacturing machinery for use in the construction, material handling, farm and mining industries. Both indices are prepared by Media General Financial Services and contain only those companies that were public as of July 31, 1996 and have been public for the timeframe of the performance graph. Cumulative total return is measured assuming an initial investment of $100 on July 31, 1991 and the reinvestment of all dividends paid.


	COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
	AMONG JLG INDUSTRIES, INC., A NASDAQ MARKET INDEX
	AND A PEER INDUSTRY GROUP



Year Ended July 31,                 1991  1992  1993  1994  1995    1996
JLG Industries, Inc.                $100   $81  $129  $302  $620  $1,903
Media General Industry Index        $100   $90  $135  $171  $208    $217
Media General NASDAQ market Index   $100  $102  $127  $139  $170    $186


CERTAIN TRANSACTIONS

During fiscal 1996, the Company purchased wire harness from General Cable Corporation aggregating $78,203. Mr. Rabinowitz is President and Chief Executive Officer of General Cable Corporation purchases were in the ordinary course of business and at competitive prices and terms. The Company anticipates that additional purchases will occur in fiscal 1997.

SELECTION OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP served as the Company's independent auditors throughout fiscal year 1996 and the Board of Directors, on the recommendation of the Audit Committee, has selected the firm as the Company's independent auditors for fiscal 1997. The Board of Directors recommends ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year 1997. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions. If the selection is not ratified, the Board of Directors will reconsider its action.

PROPOSAL TO AMEND ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED CAPITAL STOCK

Background


The recent past has been a period which Company shareholders have enjoyed superior returns on their investment. In recognition thereof, and for other reasons on May 23, 1996, the Board of Directors declared a three-for-one stock split on the Company's capital stock par value $.20 per share (the "Capital Stock") which was effected in the form of a 200 percent stock dividend. As a result, the number of outstanding shares of Capital Stock increased to in excess of forty million. To provide sufficient authorized shares to effectuate the stock split and corresponding adjustments in the Company's Compensation Plans (defined below), the Board of Directors approved a resolution to amend Section 5 of the Company's Articles of Incorporation (the "Articles") to increase the number of authorized shares of Capital Stock from approximately seventeen million shares to approximately fifty-one million shares. This amendment, referred to herein as the "Prior Amendment", was adopted pursuant to Section 1914(c) of the Pennsylvania Business Corporation Law ("BCL"), which permits the Board of Directors, without shareholder approval, to amend the Articles to authorize additional shares to the extent necessary to accomplish a stock split by means of a stock dividend.


After giving effect to the stock split as of September 27, 1996, the Company has forty-three million five hundred thirty-one thousand four hundred and forty (43,531,440) shares of Capital Stock issued and outstanding. In addition, seven million four hundred thirty-five thousand and four hundred sixteen (7,435,416) shares of Capital Stock are reserved for issuance collectively under the Company's Stock Incentive Plan and Directors' Stock Option Plan (the "Compensation Plans") with respect to outstanding options or options or other awards that may be granted in the future. Thus, the Company currently has no authorized but unissued shares of Capital Stock that are not reserved for issuance.

Discussion of Proposed Amendment of Articles

Accordingly, on September 5, 1996, the Board of Directors unanimously adopted resolutions approving and recommending that the shareholders adopt an additionalamendment to the Articles to increase the Company's authorized Capital Stock to one hundred million (100,000,000) shares.

Reasons for Proposed Amendment

The proposed increase in authorized shares would generally restore the capacity of the Board of Directors that existed prior to the recent stock split to authorize the issuance of additional shares for general corporate purposes without shareholder approval. The Board of Directors believes that having capacity to issue shares will provide the Company greater flexibility for future growth and provide the opportunity for enhanced marketability of the Company's shares. The additional authorized shares would be available for equity-based acquisitions, public or private offerings of shares or securities convertible into shares, employee benefit plans, and other proper corporate purposes that might be proposed. In light of the present limitations of the BCL, the additional authorized shares also would permit the Board of Directors to declare future limited stock splits or stock dividends without unduly diminishing the Company's capacity to issue shares for other proper purposes. Legislation has been introduced in the Pennsylvania Legislature to amend the BCL in a manner that would permit the Board of Directors, in connection with a stock split or stock dividend and without shareholder approval, to amend the Articles and increase the Company's authorized shares in proportion to the stock split or stock dividend. There can be no assurance that this proposed legislation will be enacted.

Although the Company does not have any present plans to issue additional shares, apart from shares to be issued from time to time pursuant to the Compensation Plans, the current lack of authorized but unissued shares will impede the Company's ability to evaluate or seek to consummate certain business combinations or other transactions which might enhance shareholder value. If additional shares are available, certain transactions dependent upon the issuance of shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization prior to the consummation of such transactions. The capacity to issue shares in these and other appropriate circumstances also would permit the Company in the future to avoid the expenses and delay associated with holding special shareholders' meetings.

Effects of Proposed Amendment

If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance, and no further shareholder authorization would be required before the issuance of the shares by the Company unless such issuances relate to a merger, consolidation or other transaction which under the BCL or otherwise requires shareholder approval. New York Stock Exchange rules require prior shareholder approval for the issuance in any transaction or series of related transactions, other than a public offering for cash, if the number of shares to be issued will equal or exceed 20% of the number of shares outstanding before such issuance. All of the additional shares resulting from the increase in the Company's authorized Capital Stock would be of the same class, with the same dividend, voting and liquidation rights, as the shares of Capital Stock presently outstanding. The Capital Stock is the only class of shares authorized by the Articles; no class of preferred stock is presently authorized. Shareholders have no preemptive rights to acquire shares issued by the Company under the Articles, and shareholders would not acquire any such rights with respect to the additional shares under the proposed amendment to the Articles. Under some circumstances, the issuance of additional shares of Capital Stock could dilute the voting rights, equity and earnings per share of existing shareholders.


The additional authorized but unissued shares could be used by the Board of Directors to make a change in control of the Company more difficult. Under certain circumstances, if determined by the Board of Directors to be in the best interests of the Company, these shares could be used to create voting impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company.

The Company already is subject to provisions of the BCL that impose certain restrictions and procedures that deter, or affect the ability of a person or entity to initiate or complete, an unsolicited acquisition of control of the Company. Among other things, the BCL (i) negates the voting power of "control shares" (i.e., with certain exceptions, shares acquired by a person or group with the intent of, or within 180 days of, acquiring voting power for the first time over at least 20 percent of the Company's voting shares) until voting power is restored at a shareholders' meeting by a favorable vote of a majority of all shares and a majority of all "disinterested shares" (i.e., generally shares not owned by the acquiring person or group or the Company's executive officers), (ii) requires persons who publicly announce an intention to acquire control of the Company to disgorge to the Company any profits obtained from the disposition, within 18 months following the announcement, of Company shares acquired within two years prior to the announcement or 18 months following the announcement, (iii) specifies certain severance benefits payable to eligible employees that may be terminated within 24 months following a change in control, and (iv) requires generally any person who acquires at least 20 percent of the Company's voting shares (a "Controlling Person") to pay all shareholders, upon demand, fair value for their shares which value shall not be less than the highest price per share paid by the Controlling Person within the 90-day period ending on the date the Controlling Person first becomes a Controlling Person.

In addition, the Company's Bylaws establish procedures that regulate the timing and manner in which shareholders may propose director nominees and the Articles of incorporation do not provide for cumulative voting. Without cumulative voting, in order to be ensured of representation on the Board, a shareholder must control the votes of a majority of the shares present and voting at a shareholders' meeting at which a quorum is present. The lack of cumulative voting requires an entity seeking a takeover to acquire a substantially greater number of shares to ensure representation on the Board than would be necessary were cumulative voting available.

The proposed increase in authorized shares is not the result of the Board's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. Although there may be future circumstances in which the Board may determine it to be in the best interests of the Company to oppose efforts by another party to acquire a controlling interest in the Company, the Company has no present intention of issuing shares for any such purpose.

Resolutions to be Considered and Text of Proposed Amendment

The formal resolutions to be considered by the shareholders for approval are as follows:

	RESOLVED, that the Prior Amendment is hereby ratified and approved; and

 FURTHER RESOLVED, that Article 5 of the Company's Articles of Incorporation is hereby amended and restated in its entirety as follows:

		5.	The aggregate number of shares which the corporation is authorized to issue is One Hundred Million (100,000,000) shares $.20 par value capital stock with a total par value of $20,000,000.

	FURTHER RESOLVED, that the appropriate officers of the Company shall be and each is authorized and directed to take all such further actions as shall be necessary and appropriate to effectuate the foregoing resolutions, including but not limited to, making such filings on behalf of the Company as shall be required to make the proposed amendment to the Company's Articles of
Incorporation effective with the Commonwealth of Pennsylvania.

Vote Required

The affirmative vote of the holders of a majority of the shares cast by all shareholders entitled to vote at the Annual Meeting is required to approve the proposed resolutions, including the amendment to the Company's Articles. For the purpose of counting votes on this proposal, abstentions effectively will constitute a "no" vote. Shares held in a "street name" by a broker or nominee trust that are not voted due to the absence of discretionary authority of the holder to vote such shares ("broker nonvotes") will not be counted as shares entitled to vote.

Recommendation of the Board of Directors

The Board of Directors believes that the proposed amendment to the Articles is in the best interests of the Company. Accordingly, the Board of Directors recommends a vote FOR the proposal.

VOTING INSTRUCTIONS

The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which shareholders executing the proxy forms may vote for or withhold a vote on the election of all or any of Board of Director's nominees for election as directors. Proxies will be voted in accordance with such direction or, if no such direction is indicated, will be voted in favor of the election of each of the nominees. Each of the nominees has consented to serve as director and the Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. Should any of the nominees cease to be available for election before the Annual Meeting, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute nominee designated by the Board of Directors. Duly executed proxies will be voted as directed on the other questions specified on the proxy and, in the absence of such direction, will be voted for each proposal.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 1997 Annual Meeting must be received in writing by the Company before June 16, 1997, in order to be considered for inclusion in the Company's proxy materials relating to that meeting.

OTHER BUSINESS

The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. As to any other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

BY ORDER OF THE BOARD OF DIRECTORS



Charles H. Diller, Jr.
Secretary
Dated October 8, 1996


JLG INDUSTRIES, INC.
1 JLG DRIVE
MCCONNELLSBURG, PA 17233-9533

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and does hereby appoint L. David Black and Charles H. Diller, Jr., and each of them, or such person or persons as they or any of them may substitute and appoint as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of JLG Industries, Inc. Capital Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of JLG Industries, Inc. to be held on Monday, November 18, 1996 at 4:30 p.m., and at all adjournments of such meeting.

THE PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, PROXIES WILL BE VOTED FOR ALL THE PROPOSALS.

The Board of Directors unanimously recommends a vote FOR its nominees and proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS

    FOR all nominees listed (except as marked to the contrary)

    WITHHOLD AUTHORITY to vote for nominees listed

Nominees: L.D. Black; C.H. Diller,Jr.; G.R. Kempton; J.A. Mezera; G. Palmer; S. Rabinowitz; T.C. Wajnert; and C.O. Wood, III.

Instructions: To withhold authority to vote for any nominee, write that nominee's name on the space provided below.

2. Ratify the appointment of Ernst & Young LLP as independent auditors for the ensuing year.

     FOR             AGAINST            ABSTAIN

3. Ratification and approval of amendments to the Articles of Incorporation to increase authorized Capital Stock, par value $.20, to 100,000,000 shares.

     FOR             AGAINST            ABSTAIN

4. In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.


Please sign exactly as your name appears hereon. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. corporation, please sign in corporate name by president or other authorized officer. If as a partnership, please sign in partnership name by authorized person.

Dated:                                   , 1996





                                   PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY
Signature                          CARD PROMPTLY USING THE ENCLOSED ENVELOPE.